UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of Principal Officers

On February 22, 2007, Plug Power Inc. (the “Company”) and Greg Silvestri agreed in principle to a separation agreement pursuant to which Mr. Silvestri resigned as President of the Company, effective as of February 22, 2007 (the “Effective Date”). In addition, the Company and Mr. Silvestri will enter into a six month consulting agreement pursuant to which Mr. Silvestri will receive a total of $70,000. The separation agreement will provide for Mr. Silvestri to receive a $130,000 lump-sum severance payment approximately six months from the Effective Date and an additional $130,000 in severance payments paid out in equal weekly installments for six months thereafter. Mr. Silvestri will also receive continued employee benefits for a period of twelve months from the Effective Date. In addition, Mr. Silvestri will receive one year of accelerated vesting for all options and shares of restricted stock held by him and one year in which to exercise such options. Options for a total of 36,665 shares with a weighted average exercise price of $4.95 and 9,998 shares of restricted stock would vest under the separation agreement. The terms of the separation agreement will also provide for outplacement services, mutual releases by Mr. Silvestri and the Company of claims against one another and mutual non-disparagement provisions.

In connection with the foregoing, the Company issued a press release which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On February 19, 2007, Jean M. Nelson, the Company’s Vice President and Chief Financial Officer, gave notice of her resignation from the Company and the Company accepted such resignation effective February 22, 2007.

In connection with Ms. Nelson’s resignation, the Company issued a press release which is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Principal Officers

The Company appointed Roger B. Saillant, who is currently the Company’s Chief Executive Officer, as President of the Company. The Company and Dr. Saillant, who is 63, are parties to an employment agreement pursuant to which Dr. Saillant’s employment may be terminated by the Company for “cause” (as defined), or by Dr. Saillant for “good reason” (as defined), or without “good reason” upon sixty days’ prior notice to the Company. If Dr. Saillant’s employment is terminated by the Company for any reason other than cause, death or disability, or in the event that Dr. Saillant terminates his employment with the Company for “good reason”, the Company is obligated to pay Dr. Saillant the sum of the following amounts: (i) his expected bonus through the date of termination; plus (ii) either, two years’ annual base salary and two years’ expected bonus if the date of termination occurs within one year after a change in control of the Company, or one year’s annual base salary and expected bonus if the termination occurs either in the absence of a change in control or more than one year after a change in control. In the event of a termination for “good reason,” Dr. Saillant is entitled to be fully vested in any outstanding restricted stock, stock options and other stock awards held by him. Furthermore, the

Company is required to continue paying health insurance and other benefits to Dr. Saillant or his eligible family members for the applicable period. The employment agreement was not modified in connection with Dr. Saillant’s appointment as President.

Executive Incentive Plan

On February 15, 2007, the Compensation Committee of the Board of Directors of the Company approved the Plug Power Executive Incentive Plan (the “Plan”). Under the Plan, based on and subject to achievement of Company and individual strategic objectives that are to be established, annual cash incentive awards would be made to executive officers of the Company who have been employed by the Company for at least four months during a fiscal year and who are employed by the Company at the time such incentive compensation awards are actually paid.

The target cash incentive awards to participants under the Plan are based on a percentage of base salary and are established by a Plan budget prepared on an annual basis by the Company’s human resources department, subject to review and approval by the Compensation Committee. Eligibility for incentive awards, and the determination of the percentage of each Plan participant’s base salary that will be paid out as incentive awards under the Plan, will be determined by the Compensation Committee based upon the achievement of a combination of goals spanning the following categories: Company financial and strategic performance and individual strategic objectives performance. The financial and strategic goals that will determine the amount of a Plan participant’s cash incentive award under the Plan, and the weight to be placed on each individual goal in determining the amount of such awards, will be proposed by the Company’s human resources department on an annual basis and will be subject to review and approval by the Compensation Committee. The cash incentive awards payable under the Plan will be paid on an annual basis.

For the portion of the target cash inventive awards attributable to each performance component, the target bonus under the Plan will be earned if the stated objectives are met. For performance below the objectives, the employee may earn a portion of the target bonus at certain thresholds. For performance exceeding the objectives, payments in excess of the target bonus may also be earned.

The foregoing summary is qualified in its entirety by reference to the copy of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Also on February 15, 2006, the Compensation Committee of the Board of Directors of the Company recommended, and the full Board of Directors approved, the payment to executive officers of the following discretionary cash bonuses for 2006 based on Company and individual performance:

Executive Officer	Bonus

Gregory A. Silvestri	$30,000
Mark A. Sperry	$35,750

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Plug Power Executive Incentive Plan

99.1	Press Release of Plug Power Inc. dated February 22, 2007

99.2	Press Release of Plug Power Inc. dated February 22, 2007

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: February 22, 2007

By: /s/ Roger B. Saillant

        Roger B. Saillant

        Chief Executive Officer